Exhibit 99.2

Wilco 63 Corporation Completes $230,000,000 Initial Public Offering

New York, NY, June 22, 2026 (GLOBE NEWSWIRE) -- Wilco 63 Corporation (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000. The Company’s units began trading on June 18, 2026 on The Nasdaq Global Stock Market LLC (“Nasdaq”) under the ticker symbol “WLCOU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “WLCO” and “WLCOW,” respectively. Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of warrants, $230,000,000 (or $10.00 per unit sold in the offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be on technology-enabled businesses operating within sectors undergoing structural transformation driven by artificial intelligence, automation, robotics, advanced analytics, sensor fusion, cloud intelligence, and human-in-the-loop remote operations.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2026. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Wilco 63 Corporation

Matt Brown
info@wilco63.com
(805) 328-3529
https://Wilco63.ai